Exhibit 99.2

          Financial Statements for Fred Meyer, Inc. prior to the Merger from the Annual Report on Form 10-K for the fiscal year ended
        February 1, 1997, as amended, and Quarterly Report on Form 10-Q for the quarter ended May 24, 1997, as amended

Item 6. Selected Financial Data.
--------------------------------
(Page 1 of 3)
                                                                       Fiscal Year Ended
                                                    -------------------------------------------------------------
(In thousands, except per-share data,               February 1,    February 3,    January 28,    January 29,
 percentages and number of stores)                        1997           1996           1995           1994
-----------------------------------------------------------------------------------------------------------------
Income Statement Data
Net sales ......................................... $3,724,839     $3,422,718     $3,122,635     $2,973,825
Gross margin ......................................  1,105,527        973,514        861,320        885,257/6
Operating and administrative expenses .............    971,667        885,087        807,924        747,151
Writedown of California assets/restructuring
  charge (reversal) ...............................         --             --         15,978/5           --
Income from operations ............................    133,860         88,427         37,418/5      138,106/6
Interest expense, net of interest income/1 ........     39,432         39,578         25,857         17,604
Income (loss) before income taxes .................     94,428         48,849         11,561/5      120,502
Provision for (benefit from) income taxes .........     35,883         18,563          4,393/5       49,598/7
Net income (loss) before accounting
  change/extraordinary item .......................     58,545         30,286          7,168/5       70,904/6,7
Accounting change/extraordinary item ..............         --             --             --         (2,588)/8
                                                    ----------     ----------     ----------     ----------
Net income (loss) ................................. $   58,545     $   30,286     $    7,168/5   $   68,316/6,7,8
                                                    ==========     ==========     ==========     ==========
Earnings (loss) per common share:
  Net income (loss) before accounting
    change/extraordinary item .....................      $2.09          $1.07           $.25/5        $2.50/6,7
  Accounting change/extraordinary item ............         --             --             --           (.09)/8
                                                    ----------     ----------     ----------     ----------
  Net income (loss) ...............................      $2.09          $1.07           $.25/5        $2.41/6,7,8
                                                    ==========     ==========     ==========     ==========
Balance Sheet Data
Total assets ...................................... $1,693,414     $1,671,592     $1,562,672     $1,326,076
                                                    ==========     ==========     ==========     ==========
Capitalization:
  Long-term debt .................................. $  521,512     $  656,260     $  540,166     $  321,398
  Capital lease obligations .......................     59,882         58,318         63,229         65,955
                                                    ----------     ----------     ----------     ----------
    Total long-term debt and capital lease
      obligations .................................    581,394        714,578        603,395        387,353
  Stockholders' equity ............................    567,298        571,234        538,620        527,686
                                                    ----------     ----------     ----------     ----------
    Total capitalization .......................... $1,148,692     $1,285,812     $1,142,015     $  915,039
                                                    ==========     ==========     ==========     ==========
Statistical Information
Percent of net sales:
  Nonfood sales ...................................      58.9%          59.0%          61.7%          62.5%
  Food sales ......................................      41.1%          41.0%          38.3%          37.5%
  Net income (loss) ...............................       1.6%            .9%            .2%/5         2.3%/6,7,8
Total stores sales growth .........................       8.8%           9.6%           5.0%           4.4%
Comparable stores sales percentage increase
  (decrease)/2 ....................................       3.8%/3         2.1%/4        (2.0)%          2.4%
Long-term debt and capital leases as a
  percent of total capitalization .................      50.6%          55.6%          52.8%          42.3%
Number of multidepartment and specialty
  stores operated at year end .....................        219            136            131            127
Total retail square feet at end of year ...........     15,935         14,857         14,194         13,423
Selling square feet at end of year ................     11,704         10,817         10,490          9,999
Sales per selling square foot (weighted average)...       $328           $316           $304           $312
Common shares outstanding (weighted average).......     27,962         28,333         28,625         28,375
-----------------------------------------------------------------------------------------------------------------


12                     Fred Meyer, Inc. and Subsidiaries

Item 6. Selected Financial Data.
- --------------------------------
(Page 2 of 3)
                                                                        Fiscal Year Ended
                                                    -------------------------------------------------------------
(In thousands, except per-share data,               January 30,    February 1,     February 2,     February 3,
 percentages and number of stores)                        1993           1992            1991            1990
- -----------------------------------------------------------------------------------------------------------------
Income Statement Data
Net sales ......................................... $2,849,521     $2,700,550      $2,474,327      $2,283,187
Gross margin ......................................    852,821        807,729         739,992         669,696
Operating and administrative expenses .............    738,581        724,446         672,484         619,605
Writedown of California assets/restructuring
  charge (reversal) ...............................         --         (8,289)/9           --          49,277/9
Income from operations ............................    114,240         91,572          67,508             814
Interest expense, net of interest income/1 ........     18,070         20,577          15,974          13,947
Income (loss) before income taxes .................     96,170         70,995/9        51,534         (13,133)
Provision for (benefit from) income taxes .........     35,583         25,768          17,951          (6,285)
Net income (loss) before accounting
  change/extraordinary item .......................     60,587         45,227/9        33,583          (6,848)
Accounting change/extraordinary item ..............         --             --              --              --
                                                    ----------     ----------      ----------      ----------
Net income (loss) ................................. $   60,587     $   45,227/9    $   33,583      $   (6,848)
                                                    ==========     ==========      ==========      ==========
Earnings (loss) per common share:
  Net income (loss) before accounting
    change/extraordinary item .....................      $2.21          $1.80/9         $1.37           $(.28)
  Accounting change/extraordinary item ............         --             --              --              --
                                                    ----------     ----------      ----------      ----------
  Net income (loss) ...............................      $2.21          $1.80/9         $1.37           $(.28)
                                                    ==========     ==========      ==========      ==========
Balance Sheet Data
Total assets ...................................... $1,081,627       $974,780        $905,756        $796,894
                                                    ==========     ==========      ==========      ==========
Capitalization:
  Long-term debt ..................................   $195,837       $240,968        $232,881        $188,441
  Capital lease obligations .......................     70,313         67,387          67,664          66,393
                                                    ----------     ----------      ----------      ----------
    Total long-term debt and capital lease
      obligations .................................    266,150        308,355         300,545         254,834
  Stockholders' equity ............................    450,128        335,154         285,299         251,546
                                                    ----------     ----------      ----------      ----------
    Total capitalization .......................... $  716,278     $  643,509      $  585,844      $  506,380
                                                    ==========     ==========      ==========      ==========
Statistical Information
Percent of net sales:
  Nonfood sales ...................................      63.3%          63.7%           64.3%           66.8%
  Food sales ......................................      36.7%          36.3%           35.7%           33.2%
  Net income (loss) ...............................       2.1%           1.7%            1.4%            (.3)%
Total stores sales growth .........................       5.6%           9.2%           11.6%/10         8.4%/10
Comparable stores sales percentage increase
  (decrease)/2 ....................................       3.0%           4.0%            3.6%/10         4.5%/10
Long-term debt and capital leases as a
  percent of total capitalization .................      37.2%          47.9%           51.3%           50.3%
Number of multidepartment and specialty
  stores operated at year end .....................        123            122             122             125
Total retail square feet at end of year ...........     12,646         12,679          12,213          11,743
Selling square feet at end of year ................      9,471          9,657           9,361           9,056
Sales per selling square foot (weighted average)...       $304           $283            $269            $261/10
Common shares outstanding (weighted average).......     27,446         25,182          24,500          24,801
- -----------------------------------------------------------------------------------------------------------------


                       Fred Meyer, Inc. and Subsidiaries                      13

Item 6. Selected Financial Data.
- --------------------------------
(Page 3 of 3)
                                                                  Fiscal Year Ended
                                                    -------------------------------------------
(In thousands, except per-share data,               January 28,     January 30,     January 31,
 percentages and number of stores)                        1989            1988            1987
- -----------------------------------------------------------------------------------------------
Income Statement Data
Net sales ......................................... $2,072,507      $1,847,104      $1,687,674
Gross margin ......................................    609,378         546,418         487,295
Operating and administrative expenses .............    543,188         485,083         429,935
Writedown of California assets/restructuring
  charge (reversal) ...............................         --              --              --
Income from operations ............................     66,190          61,335          57,360
Interest expense, net of interest income/1 ........      9,291           7,449          11,945
Income (loss) before income taxes .................     56,899          53,886          45,415
Provision for (benefit from) income taxes .........     20,238          21,850          21,350
Net income (loss) before accounting
  change/extraordinary item .......................     36,661          32,036          24,065
Accounting change/extraordinary item ..............         --              --          (1,530)/11
                                                    ----------      ----------      ----------
Net income (loss) ................................. $   36,661      $   32,036      $   22,535
                                                    ==========      ==========      ==========
Earnings (loss) per common share:
  Net income (loss) before accounting
    change/extraordinary item .....................      $1.50           $1.31           $1.15
  Accounting change/extraordinary item ............         --              --            (.07)/11
                                                    ----------      ----------      ----------
  Net income (loss) ...............................      $1.50           $1.31           $1.08
                                                    ==========      ==========      ==========
Balance Sheet Data
Total assets ...................................... $  686,806      $  626,522      $  533,986
                                                    ==========      ==========      ==========
Capitalization:
  Long-term debt .................................. $   92,180      $   87,730      $   76,874
  Capital lease obligations .......................     50,774          46,904          36,093
                                                    ----------      ----------      ----------
    Total long-term debt and capital lease
      obligations .................................    142,954         134,634         112,967
  Stockholders' equity ............................    258,188         221,056         186,692
                                                    ----------      ----------      ----------
    Total capitalization .......................... $  401,142      $  355,690      $  299,659
                                                    ==========      ==========      ==========
Statistical Information
Percent of net sales:
  Nonfood sales ...................................      68.2%           67.6%           66.1%
  Food sales ......................................      31.8%           32.4%           33.9%
  Net income (loss) ...............................       1.8%            1.7%            1.3%
Total stores sales growth .........................      12.2%            9.5%            6.6%
Comparable stores sales percentage increase
  (decrease)/2 ....................................       7.9%            6.6%            4.3%
Long-term debt and capital leases as a
  percent of total capitalization .................      35.6%           37.9%           37.7%
Number of multidepartment and specialty
  stores operated at year end .....................        112              99              93
Total retail square feet at end of year ...........     10,925          10,494           9,738
Selling square feet at end of year ................      8,388           8,064           7,497
Sales per selling square foot (weighted average)...       $253            $239            $228
Common shares outstanding (weighted average).......     24,470          24,403          20,870
- -----------------------------------------------------------------------------------------------

/1   Interest income was $858, $1,060, $885, $707, $544, $517, $467, $482, $336,
     $350 and $1,679, respectively.
/2 Includes only sales of stores operating throughout each of the periods compared.
/3 The calculation for comparable store sales for the year ended February 1, 1997 is computed on a 52-week basis for both years.
/4 The calculation for comparable store sales for the year ended February 3, 1996, a 53-week year, is computed by adding a 53rd week to 1994's sales base.
/5 In 1994, the Company recorded a pretax charge of $15,978 to writedown to their estimated net realizable value one multidepartment store and three land parcels in California.
/6   Includes a nonrecurring LIFO credit of $6,178.
/7 Includes $3,588 from the resolution of an IRS audit ($2,286) related to the LIFO credit and a 38% tax rate.
/8 Effect of adopting Statement of Financial Accounting Standards No. 109 relating to income taxes.
/9 In 1989, the Company took a pretax charge of $49,277 related to closing some of its stores and for conversion of its management information systems from Honeywell to IBM. In 1991, the Company reversed $8,289 of this charge based on a decision not to close as many stores as previously provided for.
/10  Excludes 53rd week in the fiscal year ended February 3, 1990.
/11 Prepayment costs of $1,530 ($.07 per share) from early extinguishment of 17% Senior and Subordinated Notes, net of taxes.


14                     Fred Meyer, Inc. and Subsidiaries

Item 8. Financial Statements and Supplementary Data.
- ----------------------------------------------------

Statements of Consolidated Operations

                                                                                  Fiscal Year Ended
                                                                     ----------------------------------------------
                                                                     February 1,       February 3,      January 28,
(In thousands, except per-share data)                                      1997              1996             1995
- ------------------------------------------------------------------------------------------------------------------
Net Sales ....................................................       $3,724,839        $3,422,718       $3,122,635
                                                                     ---------------------------------------------
Cost of Goods Sold:
    General ..................................................        2,613,746         2,443,531        2,255,749
    Related party lease (Note 3) .............................            5,566             5,673            5,566
                                                                     ---------------------------------------------
Total cost of goods sold .....................................        2,619,312         2,449,204        2,261,315
                                                                     ---------------------------------------------
Gross Margin .................................................        1,105,527           973,514          861,320
Operating and Administrative Expenses:
    General ..................................................          920,713           829,486          750,888
    Related party leases (Notes 3 and 8) .....................           50,954            55,601           57,036
    Writedown of California Assets (Note 4) ..................               --                --           15,978
                                                                     ---------------------------------------------
    Total operating and administrative expenses ..............          971,667           885,087          823,902
                                                                     ---------------------------------------------
Income from Operations .......................................          133,860            88,427           37,418
Interest Expense, net of interest income of $858,
    $1,060 and $885 ..........................................           39,432            39,578           25,857
                                                                     ---------------------------------------------
Income before Income Taxes ...................................           94,428            48,849           11,561
Provision for Income Taxes (Note 6) ..........................           35,883            18,563            4,393
                                                                     ---------------------------------------------
Net Income ...................................................       $   58,545        $   30,286       $    7,168
                                                                     =============================================
Net Income per Common Share ..................................            $2.09             $1.07             $.25
                                                                     =============================================
Weighted Average Number of Common Shares Outstanding .........           27,962            28,333           28,625
- ------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.


                       Fred Meyer, Inc. and Subsidiaries                      15

Consolidated Balance Sheets

Assets
                                                                                       February 1,       February 3,
(In thousands)                                                                               1997              1996
- -------------------------------------------------------------------------------------------------------------------
Current Assets:
    Cash and cash equivalents ..................................................       $   48,769        $   41,849
    Receivables ................................................................           23,729            24,683
    Inventories ................................................................          604,910           520,555
    Prepaid expenses and other .................................................           43,149            23,680
    Current portion of deferred taxes (Note 6) .................................           17,226            22,046
                                                                                       ----------------------------
    Total current assets .......................................................          737,783           632,813
                                                                                       ----------------------------
Property and Equipment:
    Buildings, fixtures and equipment ..........................................        1,397,872         1,366,511
    Property held under capital leases (Note 8) ................................           17,523            17,523
    Land .......................................................................          139,474           160,657
                                                                                       ----------------------------
    Total property and equipment ...............................................        1,554,869         1,544,691
    Less accumulated depreciation and amortization .............................          625,104           530,543
                                                                                       ----------------------------
    Property and equipment--net .................................................         929,765         1,014,148
                                                                                       ----------------------------
Other Assets:
    Goodwill--net ...............................................................           4,599             4,907
    Other ......................................................................           19,873            17,885
                                                                                       ----------------------------
    Total other assets .........................................................           24,472            22,792
                                                                                       ----------------------------
    Total assets ...............................................................       $1,692,020        $1,669,753
- -------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.


16                    Fred Meyer, Inc. and Subsidiaries

Consolidated Balance Sheets

Liabilities and Stockholder's Equity
                                                                                       February 1,       February 3,
(In thousands, except per share data)                                                        1997              1996
- -------------------------------------------------------------------------------------------------------------------
Current Liabilities:
    Outstanding checks .........................................................       $  112,991        $   63,177
    Accounts payable ...........................................................          285,439           193,896
    Current portion of long-term debt and lease obligations (Notes 5 and 8)                 1,038             1,468
    Income taxes payable .......................................................            5,115             4,857
    Accrued expenses:
        Compensation ...........................................................           58,347            48,743
        Insurance and other ....................................................           41,651            37,590
                                                                                       ----------------------------
    Total current liabilities ..................................................          504,581           349,731
                                                                                       ----------------------------
Long-term Debt (Note 5) ........................................................          521,512           656,260
                                                                                       ----------------------------
Capital Lease Obligations (Note 8) .............................................           13,227            13,298
                                                                                       ----------------------------
Deferred Lease Transactions (Note 8) ...........................................           46,318            42,271
                                                                                       ----------------------------
Deferred Income Taxes (Note 6) .................................................           35,176            30,814
                                                                                       ----------------------------
Other Long-term Liabilities (Notes 8 and 10) ...................................            5,302             7,984
                                                                                       ----------------------------
Commitments and Contingencies (Notes 8 and 12)
  Stockholders' Equity (Note 7):
    Preferred stock, $.01 par value (authorized, 5,000 shares;
        outstanding, none) .....................................................               --                --
    Common stock, $.01 par value (authorized, 100,000 shares;
        issued--28,404 shares and 26,705 shares;
        outstanding--26,204 shares and 26,705 shares) ..........................              287               270
Additional paid-in capital .....................................................          203,314           195,593
Treasury stock 1996--2,200 shares...............................................          (69,773)               --
Notes receivable from officers..................................................           (1,394)           (1,839)
Unearned compensation...........................................................             (652)             (206)
Retained earnings ..............................................................          434,122           375,577
                                                                                       ----------------------------
Total stockholders' equity .....................................................          565,904           569,395
                                                                                       ----------------------------
Total liabilities and stockholders' equity .....................................       $1,692,020        $1,669,753
- -------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.


                       Fred Meyer, Inc. and Subsidiaries                      17

Statements of Consolidated Cash Flows

                                                                                                Fiscal Year Ended
                                                                                   ----------------------------------------------
                                                                                   February 1,       February 3,      January 28,
(In thousands)                                                                            1997              1996             1995
- ---------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
    Net income .................................................................      $ 58,545          $ 30,286         $  7,168
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization of property and equipment ................       116,546           107,077           89,474
        Amortization of goodwill ...............................................           308               308              308
        Writedown of California assets .........................................            --                --           15,978
        Deferred lease transactions ............................................        (4,944)           (3,384)          (2,599)
        Deferred income taxes ..................................................         9,182             1,626           (3,526)
        Other liabilities ......................................................        (2,682)           (2,085)            (347)
        Inventories ............................................................       (84,355)           (6,082)         (37,358)
        Other current assets ...................................................       (17,714)           13,705            1,552
        Accounts payable and accrued expenses ..................................       105,210           (28,890)          11,613
        Income taxes ...........................................................           258            19,878          (33,681)
        Other ..................................................................       (14,110)              613            1,458
                                                                                      -------------------------------------------
    Net cash provided by operating activities ..................................       166,244           133,052           50,040
                                                                                      -------------------------------------------
Cash Flows from Financing Activities:
    Issuance of common stock - net .............................................         7,498             2,278            3,369
    Stock repurchase and related expenses ......................................       (70,099)               --               --
    Collection of notes receivable .............................................           794               515              364
    Increase in notes receivable ...............................................          (857)           (2,391)            (213)
    Increase/(decrease) in outstanding checks ..................................        49,814           (18,162)           8,968
    Long-term financing:
        Borrowings .............................................................            --           158,500          258,871
        Repayments .............................................................      (135,249)          (42,652)         (40,093)
                                                                                      -------------------------------------------
    Net cash (used for) provided by financing activities .......................      (148,099)           98,088          231,266
                                                                                      -------------------------------------------
Cash Flows from Investing Activities:
    Net sales (purchases) of investment securities .............................        12,340             1,110             (935)
    Purchases of property and equipment ........................................      (146,917)         (236,052)        (284,193)
    Proceeds from sale of property and equipment ...............................       123,352            10,783            4,636
                                                                                      -------------------------------------------
    Net cash used for investing activities .....................................       (11,225)         (224,159)        (280,492)
                                                                                      -------------------------------------------
Net Increase in Cash and Cash Equivalents for the Year .........................         6,920             6,981              814
Cash and Cash Equivalents, Beginning of Year ...................................        41,849            34,868           34,054
                                                                                      -------------------------------------------
Cash and Cash Equivalents, End of Year .........................................      $ 48,769          $ 41,849         $ 34,868
                                                                                      -------------------------------------------
Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the year for:
        Interest (including interest capitalized of $121, $3,629, and $2,520)         $ 40,458          $ 45,228         $ 31,022
        Income taxes ...........................................................        25,744            (3,256)          40,757
- ---------------------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.


18                    Fred Meyer, Inc. and Subsidiaries

Statements of Changes in Consolidated Stockholders' Equity

                                               Common Stock                     Treasury Stock
                                            --------------------------------------------------
                                            Number             Additional    Number
                                                of                Paid-in        of                          Retained
(In thousands)                              Shares   Amount       Capital    Shares     Amount     Other     Earnings        Total
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, January 29, 1994 ................  26,415     $267      $189,949        --   $     --     $(653)    $338,123    $527,686
Issuance of common stock:
Stock options exercised ..................     153        1         2,611        --         --        --           --        2,612
Tax benefits from stock options ..........      --       --           757        --         --        --           --          757
Amortization of unearned compensation ....      --       --            --        --         --       397           --          397
Net income ...............................      --       --            --        --         --        --        7,168        7,168
                                            --------------------------------------------------------------------------------------
Balance, January 28, 1995 ................  26,568      268       193,317        --         --      (256)     345,291      538,620
Issuance of common stock:
Stock options exercised ..................     137        2         2,016        --         --        --           --        2,018
Tax benefits from stock options ..........      --       --           260        --         --        --           --          260
Amortization of unearned compensation ....      --       --            --        --         --        50           --           50
Notes receivable - officers...............      --       --            --        --         --    (1,839)          --       (1,839)
Net income ...............................      --       --            --        --         --        --       30,286       30,286
                                            --------------------------------------------------------------------------------------
Balance, February 3, 1996 ................  26,705      270       195,593        --         --    (2,045)     375,577      569,395
Issuance of common stock:
Stock options exercised ..................   1,689       17         7,244        --         --        --           --        7,261
Stock bonus ..............................      10       --           166        --         --      (566)          --         (400)
Treasury stock ...........................      --       --          (326)    2,200    (69,773)       --           --      (70,099)
Tax benefits from stock options ..........      --       --           637        --         --        --           --          637
Amortization of unearned compensation ....      --       --            --        --         --       120           --          120
Payment on notes receivable - officers....      --       --            --        --         --       445           --          445
Net income ...............................      --       --            --        --         --        --       58,545       58,545
                                            --------------------------------------------------------------------------------------
Balance, February 1, 1997 ................  28,404     $287      $203,314     2,200   $(69,773)  $(2,046)    $434,122     $565,904
- ----------------------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.


                       Fred Meyer, Inc. and Subsidiaries                      19

Notes to Consolidated Financial Statements

1.   The Company

     Fred Meyer, Inc., a Delaware corporation, and its subsidiaries operate a chain of retail stores offering a wide range of food, products for the home, apparel, fine jewelry, and home improvement items, with emphasis on necessities and items of everyday use. At February 1, 1997 the Company operated 219 stores, of which 109 are large multidepartment stores (101 with food departments), located in Oregon, Washington, Utah, Alaska, Idaho and Montana; and the balance are smaller specialty stores (including 105 jewelry stores in malls).

2.   Summary of Significant Accounting Policies

     Principles of Consolidation--The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

     Fiscal Year--The Company's fiscal year ends on the Saturday closest to January 31. Fiscal years 1996, 1995 and 1994 ended on February 1, 1997, February 3, 1996 and January 28, 1995, respectively. Fiscal years 1996, 1995 and 1994 were 52, 53 and 52 weeks, respectively.

          Unless otherwise stated, references to years in this report relate to fiscal years rather than to calendar years.

     Business Segment--The Company's operations consist of one segment, retail sales.

     Cash and Cash Equivalents--The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Receivables--Receivables are reported net of allowances for potential uncollected accounts of $1,348,000 and $1,294,000 at February 1, 1997 and February 3, 1996, respectively.

     Inventories--Inventories consist principally of items held for sale in its retail operations and substantially all inventories are stated at the lower of last-in, first-out (LIFO) cost or market. If the first-in, first-out method, which approximates replacement cost, had been used in determining inventory values, they would have been $52,774,000 and $53,940,000 higher at February 1, 1997 and February 3, 1996, respectively.

     Property and Equipment--Property and equipment is stated at cost. Depreciation on owned buildings and equipment is provided using the straight-line method over the estimated useful lives of the related assets of three to 31 years. Amortization of buildings under capital leases is provided using the straight-line method over the remaining related lease terms of 16 to 40 years. The Company has no equipment under capital leases.

     Goodwill--Goodwill is being amortized on a straight-line basis over 30 years. Management periodically evaluates the recoverability of goodwill based upon current and anticipated net income and undiscounted future cash flows. Accumulated amortization was $4,659,000 and $4,352,000 at February 1, 1997 and February 3, 1996, respectively.

     Impairment of Long-lived Assets--In accordance with SFAS 121, the Company annually reviews and evaluates long-lived assets for potential impairment of value. The net book value of long-lived assets is compared to estimated fair market value and to estimated future cash flows (undiscounted and without interest). An impairment loss would be recorded for the excess of net book value over the fair market value or discounted future cash flows. A review and evaluation also occurs whenever events or changes in circumstances indicate that a long-lived asset's value may not be recoverable.

     Investment Securities--As of January 28, 1995, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires the classification of securities at acquisition into one of three categories: held to maturity, available for sale, or trading. At February 1, 1997, the carrying value of all debt and equity securities approximated their aggregate fair value. Debt securities are classified as held to maturity and are included in Other Assets.

     Outstanding Checks--Checks that are issued and that have not yet cleared the banks are included in current liabilities.

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.


20                     Fred Meyer, Inc. and Subsidiaries

     Buying and Promotional Allowances--Vendor allowances and credits that relate to the Company's buying and merchandising activities are recognized as earned.

     Advertising--Advertising costs are expensed as incurred. Advertising costs were $34,867,000, $37,156,000 and $34,932,000 for 1996, 1995 and 1994.

     Self-insurance--The Company is primarily self-insured for general liability, property loss, worker's compensation and non-union health and welfare. Liabilities for these costs are based on actual claims and actuarial statements for estimates of claims that have been incurred but not reported.

     Pre-opening Costs--All noncapital expenditures incurred in connection with the opening of new or acquired stores and other facilities or the remodeling of existing stores are expensed as incurred.

     Income Taxes--Deferred income taxes are provided for those items included in the determination of income or loss in different periods for financial reporting and income tax purposes. Targeted jobs and other tax credits are recognized in the year realized.

          Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities (see note 6).

     Stock-based Compensation--The Company adopted SFAS No. 123, Accounting for Stock-based Compensation, effective January 1, 1996. The Company will continue to measure compensation expense for its stock-based employee compensation plans using the method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, but will provide pro forma disclosures of net income and earnings per share as if the method prescribed by SFAS No. 123 had been applied in measuring compensation expense.

     Earnings Per Common Share--Fully diluted earnings per common share are computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. Weighted average shares reflect the dilutive effect of outstanding stock options using the treasury stock method.

     Reclassifications--Certain prior year amounts have been reclassified to conform to current year presentation. The reclassifications have no effect on reported net income.

3.   Related-party Transactions

     The Company leases 56 store locations (one of which is closed) and a distribution center from MetLife, which is a major beneficial shareholder of the Company's stock, and other related parties. Rents paid to related parties on these properties were $61,762,000; $64,010,000 and $65,804,000;
     respectively for 1996, 1995 and 1994. (See note 8.)

          Total rents included in operating and administrative expenses for locations leased or subleased from related parties were based on the average rental paid during the primary term of the leases. Rents associated with the Company's main distribution center and central bakery are included in cost of goods sold.

          In 1995, the Company offered interest-free loans of up to $100,000 each to 19 executives for the purpose of acquiring common stock of the Company. Repayment of these loans is required by June 1998 or upon termination of employment or sale of stock. At February 1, 1997 and February 3, 1996, outstanding loans under this program amounted to $1,394,000 and $1,839,000, respectively.

4.   Writedown of California Assets

     During 1994, the Company incurred a charge of $15,978,000 ($9,906,000 after a deferred tax benefit of $6,072,000) related to the writedown of certain assets and other costs associated with the Company's decision to exit the northern California market except for mall jewelry locations.


                       Fred Meyer, Inc. and Subsidiaries                      21

5.   Long-term Debt

     Long-term debt consisted of the following (in thousands):

                                                                         1996              1995
     -----------------------------------------------------------------------------------------------
     Commercial paper with maturities through July 1997,
        classified as long-term, interest rates of 5.44% to
        6.11% at February 1, 1997 ...................................     $283,040          $283,344
     Uncommitted bank borrowings classified as long-term ............           --           123,500
     Long-term notes secured by trust deeds, due through 2012,
        fixed interest rates from 9.00% to 9.52% ....................       41,819            42,536
     Long-term notes, unsecured:
        Due 1997 through 1998, interest rate is periodically
          reset, 6.10% at February 1,1997, paid quarterly ...........       70,000            70,000
        Due 1996, fixed interest rate of 7.74%, paid quarterly ......           --            10,000
        Due 2000, fixed interest rate of 6.775%, paid quarterly .....       20,000            20,000
     Senior notes, unsecured, due 1999 through 2007,
        fixed interest rates from 7.25% to 7.98% ....................      107,500           107,500
     Other ..........................................................           --               159
                                                                          --------------------------
     Total ..........................................................      522,359           657,039
     Less current portion............................................         (847)             (779)
                                                                          --------------------------
     Total ..........................................................     $521,512          $656,260
     -----------------------------------------------------------------------------------------------

          The Company has the ability to support commercial paper, uncommitted bank borrowings, and other debt on a long-term basis through its Bank Credit Agreement and therefore, based upon management's intent, has classified these borrowings, which total $283,040,000 at February 1, 1997, as long-term debt.

          The Company has a Bank Credit Agreement which provides for, among other things: (1) a revolving credit commitment of $500,000,000 with payment of the unpaid balance at June 30, 2000; (2) interest at a spread over LIBOR on such borrowings or various other pricing options; and (3) a facility fee of .15% of the amount of the commitment. This agreement requires the maintenance of specified ratios and restricts the amounts of cash dividends paid. The Company bought back $69,773,000 of its stock in 1996 under provisions of this agreement. At February 1, 1997 and through June 14, 1997, the Company is restricted from payment of dividends or repurchase of Company stock under this provision. As of June 15, 1997 the Company may pay cash dividends or repurchase Company stock based on 40% of net income for the year ending January 31, 1998.

          The Company has established uncommitted lines of credit for $105,000,000 with foreign banks and has uncommitted bid lines of credit for $120,000,000 with certain banks within its committed bank group. These lines, which generally have terms of one year, allow the Company to borrow from the banks at mutually agreed upon rates, usually below the rates offered under the Bank Credit Agreement. The Company has unrated commercial paper programs with maturities ranging up to 270 days in amounts up to a maximum of $500,000,000. The Company also has available letters of credit lines for $66,000,000, of which $24,330,000 had been issued at February 1, 1997.

          The Company has entered into interest rate swap and cap agreements to reduce the impact of changes in interest rates on its floating rate long-term debt. At February 1, 1997, the Company had outstanding four interest rate contracts, for a total notional principal amount of $75,000,000, with commercial banks. The two swap agreements effectively fix the Company's interest rate on unrated commercial paper, floating rate facilities and uncommitted lines of credit at rates between 5.20% and 7.595% on a notional principal amount of $40,000,000. These contracts expire through 1998. The two cap agreements effectively limit the maximum interest rate the Company will pay at rates between 5.0% and 9.0% on notional principal amounts totaling $35,000,000. These contracts expire through 1999. The Company has entered into swap and cap agreements to reduce the impact of changes in rent expense on its two lease lines of credit. At February 1, 1997, the Company had outstanding seven rent rate contracts, for a total notional principal amount of $80,000,000, with commercial banks. Three of these agreements effectively fix the Company's rental rate on the lease lines at rates between 6.2775% and 6.537% on notional amounts of $40,000,000. The remaining four agreements effectively limit the maximum rental rate the Company will pay at 7.25% on notional amounts totaling $40,000,000. All seven of these contracts expire in 2000. Gains and losses on swaps


22                     Fred Meyer, Inc. and Subsidiaries
     and caps are amortized over the life of the instruments. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap and cap agreements. The Company requires an "A" or better rating of the counterparties and, accordingly, does not anticipate nonperformance by the counterparties.

          Annual estimated long-term debt maturities for the five fiscal years subsequent to February 1, 1997 are: 1997, $847,000; 1998, $60,428,000;
     1999, $8,516,000; 2000, $314,743,000; 2001, $16,228,000; and thereafter,
     $121,597,000.

6.   Income Taxes

     The provision for income taxes includes the following (in thousands):

                                                        1996              1995             1994
     ------------------------------------------------------------------------------------------
     Current ....................................... $26,701           $16,937           $7,919
     Deferred ......................................   9,182             1,626          (3,526)
                                                     ------------------------------------------
     Total ......................................... $35,883           $18,563           $4,393
     ------------------------------------------------------------------------------------------

          A reconciliation between the statutory federal income tax rate to the provision for income taxes is as follows (in thousands):

                                                        1996              1995             1994
     ------------------------------------------------------------------------------------------
     Federal income taxes at the statutory rate .... $33,050           $17,097           $4,046
     State income taxes ............................   2,833             1,466              347
                                                     ------------------------------------------
     Provision for income taxes .................... $35,883           $18,563           $4,393
     ------------------------------------------------------------------------------------------

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at February 1, 1997 and February 3, 1996 were as follows (in thousands):

                                                         1996              1995
     --------------------------------------------------------------------------
     Deferred tax assets:
       Capitalized inventory costs ................. $  8,627          $  7,150
       Accrued expenses ............................   23,954            20,369
       Restructuring related charges ...............    4,215             5,124
       Deferred lease transactions .................   13,644            16,063
       Other .......................................    8,552            10,058
                                                     --------------------------
         Total deferred tax assets .................   58,992            58,764
                                                     --------------------------
     Deferred tax liabilities:
       Accumulated depreciation ....................   55,782            54,170
       Prepaid expenses ............................   12,748             5,918
       LIFO inventory ..............................    8,412             7,444
                                                     --------------------------
         Total deferred tax liabilities ............   76,942            67,532
                                                     --------------------------
     Net deferred income taxes ..................... $ 17,950          $  8,768
                                                     --------------------------
     Current deferred income taxes--asset .......... $(17,226)         $(22,046)
     Noncurrent deferred income taxes--liability ...   35,176            30,814
                                                     --------------------------
     Net deferred income taxes ..................... $ 17,950          $  8,768
     --------------------------------------------------------------------------


                       Fred Meyer, Inc. and Subsidiaries                      23

7.   Stockholders' Equity

     Stock Incentive Plans--At February 1, 1997, 4,113,000 shares of common stock were reserved for issuance to employees, including officers and directors, and nonemployee agents, consultants and advisors, under stock incentive plans. These plans provide for the granting of incentive stock options, nonqualified stock options, stock bonuses, stock appreciation rights, cash bonus rights and performance units.

          Under the terms of the plans, the option price is determined by the Board of Directors at the time the option is granted. The option price for incentive stock options cannot be less than the fair value of the Company's stock on the day prior to the date of grant. Nonqualified stock options may not be granted at less than 50% of the fair value on the day prior to the date of grant.

     Stock Options--Activity under the plans was as follows (in thousands, except per share data):

                                                                          Weighted
                                                                           Average
                                                                      Option Price
                                                            Shares       Per Share          Total
     --------------------------------------------------------------------------------------------
     Shares under option:
        Balance, January 29, 1994......................      2,154          $23.52        $50,651
           Options granted.............................        406           36.16         14,696
           Options exercised...........................       (152)          17.14         (2,612)
           Options cancelled...........................        (50)          33.58         (1,678)

        Balance, January 28, 1995 .....................      2,358           25.90         61,057
           Options granted ............................        457           24.47         11,181
           Options exercised ..........................       (137)          14.76         (2,018)
           Options cancelled  .........................       (121)          32.51         (3,929)
                                                           -------         -------        -------
        Balance, February 3, 1996 .....................      2,557           25.93         66,291
           Options granted ............................      1,628           27.83         45,309
           Options exercised ..........................       (123)          17.74         (2,181)
           Options cancelled ..........................       (891)          33.41        (29,778)
                                                           -------         -------        -------
        Balance, February 1, 1997 .....................      3,171           25.12        $79,641
     --------------------------------------------------------------------------------------------

          Stock options granted in 1994, 1995 and 1996 expire in 10 years. The options vest over five years, 20 percent each year, beginning at the end of the first year. All stock options granted in 1994, 1995 and 1996 were granted at an amount equal to or greater than the fair market value on the grant date. Accordingly no compensation was recorded.

          The following table summarizes information concerning currently outstanding and exercisable options at February 1, 1997:

                                         Options Outstanding                                   Options Exercisable
                       ---------------------------------------------------------      ------------------------------------
       Range of               Number        Weighted Average            Weighted              Number              Weighted
       Exercise          Outstanding               Remaining             Average         Exercisable               Average
         Prices        (in thousands)       Contractual Life      Exercise Price      (in thousands)        Exercise Price
     ---------------------------------------------------------------------------------------------------------------------
     $12 to $20                  343                     2.7              $14.61                 337                $14.58
       21 to 30                2,339                     7.7               24.94                 774                 23.28
       31 to 42                  489                     9.4               33.36                  40                 34.52
                               -----                                                           -----
       12 to 42                3,171                     7.4               25.12               1,151                 21.13
     ---------------------------------------------------------------------------------------------------------------------

          Shares available for option as of February 1, 1997 and February 3, 1996 were 943,000 and 1,679,000, respectively.

          The Company issued a replacement grant election program in 1996 that allowed stock option holders with options granted at more than $26.00 per share to reset the price at $26.00, on up to 984,000 options that were previously granted at prices ranging from $27.25 to $41.25. For those who elected to reset their option price to $26.00, the vesting period started over.


24                    Fred Meyer, Inc. and Subsidiaries

          The Company has adopted the disclosure-only provisions of SFAS No.
     123. Accordingly, no compensation cost has been recognized for stock options granted at the fair value on the date of grant. Had compensation cost for the Company's stock option plans been determined based on the estimated fair value of the options at the date of grant, the Company's net income and income per share would have been reduced to the pro forma amounts below:

                                                                     1996                     1995
                                                              --------------------    ---------------------
                                                               Actual    Pro forma     Actual     Pro forma
     ------------------------------------------------------------------------------------------------------
     Net income (in thousands) ...........................    $58,545      $56,946    $30,286       $30,078
     Net income per common share .........................      $2.09        $2.04      $1.07         $1.06
     ------------------------------------------------------------------------------------------------------

          The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants awarded in 1996 and 1995:

     -------------------------------------------------------------------------------------------
     Weighted average expected volatility (based on historical volatility) ...............32.35%
     Weighted average risk-free interest rate .............................................5.98%
     Expected term ......................................................................5 years
     -------------------------------------------------------------------------------------------

          The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to stock options granted prior to 1995. It is anticipated that additional stock options will be granted in future years.

     Other Option--FMI Associates, which was the Company's principal shareholder in 1996, exercised an option in 1996 for the purchase of 1,566,441 shares with an aggregate value of $5,080,349.

     Management Bonus--In 1992, the Company awarded a stock bonus to a corporate officer for 5,000 shares totaling $124,000. Shares vest annually over five years.

          In 1996, the Company awarded a stock bonus to a corporate officer for 10,000 shares totaling $291,250. Shares vest annually over five years.

     Nonemployee Directors Stock Compensation Plan--In 1992, the Company purchased 4,016 shares of its common stock at market prices for the benefit of two of its nonemployee directors in lieu of a portion of current and future Board of Director fee payments. The shares total $125,000 and vest annually over five years.

          In 1996, the Company purchased 12,558 shares of its common stock at market prices for the benefit of six of its nonemployee directors in lieu of a portion of current and future Board of Director fee payments. The shares total $400,103 and vest annually over five years.

8.   Leases

     The Company leases or subleases a substantial portion of the real property used in its operations.

          In 1986, the leases and subleases for a distribution center, 71 store locations and certain other properties were amended and restated to provide, among other things, an initial lease term of 20 years for 36 locations (with cash rents of $38,476,000 for the first seven years and $46,070,000 for the remaining 13 years). The average rent over the primary lease term is charged to rent expense.

          As a result of the above transaction: (1) five previously capitalized leases qualified as operating leases, resulting in a decrease in property held under capital leases and capital lease obligations of $53,678,000 and $72,160,000 respectively, with the resulting $18,482,000 gain deferred and amortized over the 20-year lease period; and (2) the difference between the amount of the cash rent paid and the expense charged to operations on the 36 locations described above is included in deferred lease transactions.


                       Fred Meyer, Inc. and Subsidiaries                      25

          In 1992, the Company amended leases for nine store locations, with cash rent escalating over the term of the leases. The difference between cash rent paid and the expense charged to operations is included in deferred lease transactions. The average rent over the primary lease term, which is lower than the prior rents paid, is charged to rent expense.

          At February 1, 1997, deferred lease transactions consisted of $9,008,000 unamortized gain on capital leases, $27,784,000 of excess of rent expense over cash rents for the aforementioned leases and unamortized deferred gain on a sale-leaseback transaction of $9,526,000.

          In 1995, the Company entered into operating lease agreements covering existing leased stores and the construction of new stores, with costs aggregating $160,000,000. Lease payments are based on a spread over LIBOR on the utilized portion of the facility. As of February 1, 1997, $136,307,000 was utilized under the agreement. After the initial five-year noncancelable lease term, the leases may be extended by agreement of the parties or the Company may purchase the properties.

          On September 5, 1996, the Company closed a sale-leaseback with respect to 10 of its stores which generated $108,000,000 in net proceeds used to pay down its credit lines. The leases are for an initial term of 21 years, subject to renewal at the option of the Company; and the average rent, including amortization of fees and a deferred gain, is approximately $8,200,000 annually.

          Subsequent to year end in a series of transactions with MetLife, the Company purchased, for approximately $49,000,000, six stores leased from MetLife, including one store that was previously closed, plus an option to purchase 25 parcels at 18 of the 29 stores it will continue to lease from MetLife. An agreement has been entered into for new 25-year leases on these 29 stores that will result in reduced rents for accounting purposes. The Company's Clackamas Distribution Center has been sold by MetLife for approximately $63,000,000 to a third party and leased to Fred Meyer at reduced rates. An agreement with another lessor covered acquisition of fixed assets and utilized funds totaling $8,585,000.

          The terms of certain operating leases require the payment of executory costs such as property taxes, utilities, insurance and maintenance. Certain leases provide for percentage rents. Portions of the properties are subleased to others for periods of from one to 20 years.

          Minimum rentals under noncancelable leases for future fiscal years were (in thousands):

                                           Operating   Capitalized          Less            Net
     Fiscal Year                              Leases        Leases     Subleases        Rentals
     ------------------------------------------------------------------------------------------
     1997 ..............................  $   94,687        $1,759       $10,300     $  $86,146
     1998 ..............................      93,324         1,880         9,314         85,890
     1999 ..............................      90,553         1,880         8,012         84,421
     2000 ..............................      83,311         1,880         6,452         78,739
     2001 ..............................      78,338         1,880         3,410         76,808
     2002 and thereafter ...............     859,220        26,334        19,635        865,919
                                          -----------------------------------------------------
     Total .............................  $1,299,433        35,613       $57,123     $1,277,923
                                          ----------                     ----------------------
     Less imputed interest .............                   (22,315)
     Present value of minimum                             --------
       rental payments .................                    13,298
     Less current portion ..............                       (71)
                                                          --------
     Capitalized lease obligations .....                   $13,227
     ------------------------------------------------------------------------------------------

          As of February 1, 1997, the leases for eight store locations and certain equipment were accounted for as capitalized leases. The amounts representing interest expense on these capitalized lease obligations were included in operating and administrative expenses and were $1,628,000, $1,701,000, and $1,848,000 in 1996, 1995, and 1994, respectively.

          Accumulated amortization of property under capitalized leases was $7,186,000 and $6,556,000, at February 1, 1997 and February 3, 1996,
     respectively.


26                    Fred Meyer, Inc. and Subsidiaries

          Rent expense under operating leases, including executory costs, and payments under capitalized leases were as follows (in thousands):

                                                                 1996        1995        1994
     ----------------------------------------------------------------------------------------
     Gross rent expense ..................................   $109,393    $100,986    $101,163
     Rent income from subleases ..........................    (15,261)    (13,941)    (12,803)
                                                             --------------------------------
     Net rent expense ....................................     94,132      87,045      88,360
     Payments under capitalized leases ...................      1,718       1,807       1,947
                                                             --------------------------------
     Total ...............................................   $ 95,850    $ 88,852    $ 90,307
     ----------------------------------------------------------------------------------------

          Included in gross rent expense for 1996, 1995, and 1994 were contingent rents of $1,467,000, $1,264,000, and $1,421,000, respectively.

9.   Employee Benefit Plans

     Employees' Profit-sharing Plan--Profit-sharing contributions under this Plan, which covers the Company's nonunion employees, are made to a trust fund held by a third-party trustee. Contributions are based on the Company's pretax income, as defined, at rates determined by the Board of Directors and are not to exceed amounts deductible under applicable provisions of the Internal Revenue Code. In 1994, the Company added a 1% basic contribution to all eligible employees' accounts each year subject to normal plan vesting. The Company expensed $7,723,000, $6,438,000, and $5,891,000 in 1996, 1995, and 1994, respectively, for these contributions.

     Multiemployer Pension Plans--The Company contributes to multiemployer pension plan trusts at specified rates in accordance with collective bargaining agreements. Contributions to the trusts were $10,358,000, $9,938,000, and $8,498,000 in 1996, 1995, and 1994, respectively. The
     Company's relative positions in these plans with respect to the actuarial present value of the accumulated benefit obligation and the projected benefit obligation, net assets available for benefits and the assumed rates of return used by the plans are not determinable.

     Employee Stock Purchase Plan--The Company has a noncontributory employee stock purchase plan. The plan allows employees to purchase stock in the Company via payroll deductions. The Company pays all brokerage fees associated with the purchase of the stock. The plan is available to all employees over age 18 who have completed six months of continuous employment with the Company.

     Supplemental Retirement Program--The Company has a supplemental retirement program for senior management, selected vice presidents and selected key individuals. Program provisions are as follows:

          Senior Management--The plan is funded with life insurance contracts on the lives of the participants. The Company is the owner of the contracts and makes annual contributions of $25,000 per participant. Total contributions were $400,000 in 1996, $350,000 in 1995 and $325,000 in 1994.
     Retirement age under the plan is normally 62 with an alternative age of 65, at which point the Company will make 15 annual benefit payments to the executive.

          Selected Vice Presidents and Selected Key Individuals--The Company will contribute annually a percentage of each participant's gross salary. The plan is funded with life insurance contracts on participants age 54 and younger and variable annuity contracts for participants age 55 and older. Each participant is the owner of his/her respective contract.


                       Fred Meyer, Inc. and Subsidiaries                      27

10.  Other Postretirement Benefits

     For employees who qualified prior to January 1, 1994, the Company sponsored a retiree health plan for postretirement health care coverage with eligibility requirements and benefits varying by region of the Company.

          Under this plan, the Company contributes 100% of the premiums of the basic plan for retired salaried employees qualifying under eligibility requirements which specify minimum age and years of continuous service at age 60 with 25 years of service, age 62 with 20 years of service and age 65 with 15 years of service.

          For retired salaried and hourly employees between the ages of 62 to 65 years and having completed minimum continuous service of 15 years, the retiree pays premiums at current employee rates.

          As of January 1, 1994, the Company changed the eligibility requirements and benefits available under the retiree health plan. For all salaried and non-union hourly employees in all regions who retire after January 1, 1994, eligibility requirements changed to a minimum of 60 years of age with 10 years of continuous service. Under the revised plan, the retiree pays premiums at current employee rates.

          The following table sets forth the plan's funded status, reconciled with the amount shown in the Company's balance sheet (in thousands):

                                                                    February 1, 1997    February 3, 1996
     ---------------------------------------------------------------------------------------------------
     Accumulated postretirement benefit obligation:
       Current retirees ...................................................   $1,289              $1,326
       Fully eligible plan participants ...................................      877                 912
       Other active plan participants .....................................    3,598               3,312
                                                                              --------------------------
       Accumulated postretirement benefit obligation
         in excess of plan assets .........................................    5,764               5,550
     Unrecognized transition obligation ...................................   (1,253)             (1,337)
     Unrecognized prior service cost ......................................     (283)               (324)
     Unrecognized net gain/(loss) .........................................      257                (211)
                                                                              --------------------------
       Accrued postretirement benefit cost ................................   $4,485              $3,678
                                                                              --------------------------
     Weighted average discount rate .......................................     8.0%                7.5%
     Net periodic postretirement benefit cost included
         the following components:
       Service cost--benefits attributed to service during the period .....     $411                $284
       Interest cost on accumulated postretirement benefit obligation .....      410                 332
       Amortization of transition obligation over 20 years ................      125                 125
       Amortization of unrecognized gain ..................................       --                 (19)
                                                                              --------------------------
     Net periodic postretirement benefit cost .............................   $  946              $  722
     ---------------------------------------------------------------------------------------------------

          The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were as follows:

          Under Medicare Retirement Age--6% for one year, then grading down to 4.5% by the year 2000, and

          Medicare Retirement Age and Over--5% for one year, then grading down to 4.5% in 1998.

          The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of February 1, 1997 and February 3, 1996 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1996 and 1995 as follows (in thousands):

                                                                           1996           1995
      ----------------------------------------------------------------------------------------
      Increase in accumulated postretirement benefit obligation......... $1,053           $990
      Increase in service and interest costs............................    169            121
      ----------------------------------------------------------------------------------------


28                    Fred Meyer, Inc. and Subsidiaries

11.  Estimated Fair Value of Financial Instruments

     The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies as shown below. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could actually realize.

          Management is not aware of any factors that would significantly change the estimated fair value amounts shown below. A comprehensive revaluation for purposes of these financial statements has not been performed since February 1, 1997, and current estimates of fair value may differ from the amounts presented herein. The Company is not subjected to a concentration of credit risk.

     Cash and Cash Equivalents, Receivables, Prepaid Expenses and Other Current Assets, Other Long-term Assets, Outstanding Checks and Accounts Payable--The carrying amounts of these items are a reasonable estimate of their fair value.

     Long-term Debt and Interest Rate Agreements--The carrying amount and estimated fair value of long-term debt at February 1, 1997 are $522,359 and $535,891, respectively. The fair value of notes, mortgages and real estate assessments payable is estimated by discounting expected future cash flows. The discount rate used is the rate currently available to the Company for issuance of debt with similar terms and remaining maturities. For commercial paper and bid lines of credit under the revolving credit agreement (see Note 5), the carrying amounts are a reasonable estimate of their fair value.

          The fair value of interest rate or rent rate swap and cap agreements is the estimated amount at which they could be settled. At February 1, 1997, the Company could settle the various swap agreements at a loss of $550,000 and the various cap agreements at a gain of $573,000. At February 3, 1996 the Company could settle the various swap agreements outstanding at that time at a loss of $1,038,000 and the various cap agreements outstanding at that time at a gain of $312,000. The value is determined based on the notional amount of each cap and swap, its term, and the difference in rates between the date of measurement and when the cap or swaps were initiated.

12.  Commitments and Contingencies

     The Company and its subsidiaries are parties to various legal claims, actions and complaints, certain of which involve material amounts. Although the Company is unable to predict with certainty whether or not it will ultimately be successful in these legal proceedings or, if not, what the impact might be, management presently believes that disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or consolidated results of operations.

13.  Selected Quarterly Financial Data (Unaudited)

                                              1996 Fiscal Quarters                           1995 Fiscal Quarters
     (In thousands, except         ---------------------------------------------   -------------------------------------------
      per-share data)               Fourth         Third     Second        First   Fourth/3        Third     Second      First
      ------------------------------------------------------------------------------------------------------------------------
      Net sales ...............   $995,755      $835,142   $853,914   $1,040,028   $963,650     $749,015   $774,702   $935,351
      Gross margin ............    303,642/1     244,427    255,386      302,072    280,228/4    207,791    220,783    264,712
      Income from operations...     53,401/1      18,472     33,651       28,336     41,676/4      5,393     25,233     16,125
      Net income (loss)........     27,636/1       6,292     15,173        9,444     18,839/4     (2,309)    10,673      3,083
      Net income (loss)
        per common share.......      $1.03/1,2      $.23/2     $.53/2       $.33/2     $.67/4      $(.08)      $.37       $.11
      Weighted average number
        of shares outstanding..     26,722        27,693     28,703       28,539     28,199       28,254     28,369     28,465
      -------------------------------------------------------------------------------------------------------------------------

     /1 The LIFO adjustment in the fourth quarter of 1996 increased gross margin and income from operations by $5,386, net income by $3,339 and earnings per common share by $.12.

     /2 In 1996, the sum of the four quarters net income per common share does not equal the annual amount due to the purchase by the Company in October 1996 of 2,200,000 shares of its common stock.

     /3   The fourth quarter of 1995 is a 13-week period.

     /4 The LIFO adjustment in the fourth quarter of 1995 increased gross margin and income from operations by $6,737, net income by $4,177 and earnings per common share by $.15.


                       Fred Meyer, Inc. and Subsidiaries                      29

Management's Report on Responsibility for Financial Statements
- --------------------------------------------------------------

     The management of Fred Meyer, Inc. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

          The Company's financial statements have been audited by Deloitte & Touche LLP, independent auditors. Management has made available to Deloitte & Touche LLP all the Company's financial records and related data, as well as the minutes of shareholders' and directors' meetings.

          Management has established and maintains an internal control structure that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The internal control structure provides for the appropriate division of responsibility, which is monitored for compliance.

          The Company maintains an internal auditing program that assesses the effectiveness of the internal control structure and recommends improvements.

          Deloitte & Touche LLP also considered the internal control structure in connection with its audit. Management has considered the internal auditors' and Deloitte & Touche LLP's recommendations concerning the Company's internal control structure and has taken the appropriate actions to respond to these recommendations.

          The Company's principles of business conduct address, among other things, potential conflicts of interests and compliance with laws, including those relating to financial disclosure and the confidentiality of proprietary information.

          The Board of Directors pursues its responsibility for the quality of the Company's financial reporting primarily through its Audit Committee, which is comprised of outside directors. The Audit Committee meets approximately three times a year with management, the corporate internal audit manager, and the independent auditors to ensure that each is meeting its responsibilities and to discuss matters concerning internal controls and accounting and financial reporting. The corporate internal audit manager and independent auditors have unrestricted access to the Audit Committee.


     DAVID R. JESSICK

     David R. Jessick
     Senior Vice President, Finance and Chief Financial Officer


30                     Fred Meyer, Inc. and Subsidiaries

Independent Auditors' Report
----------------------------

     To the Shareholders and Board of Directors of Fred Meyer, Inc.:

          We have audited the accompanying consolidated balance sheets of Fred Meyer, Inc. and subsidiaries as of February 1, 1997 and February 3, 1996, and the related statements of consolidated operations, changes in consolidated stockholders' equity, and consolidated cash flows for each of the three fiscal years in the period ended February 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fred Meyer, Inc. and subsidiaries at February 1, 1997 and February 3, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 1, 1997, in conformity with generally accepted accounting principles.


     DELOITTE & TOUCHE LLP


     DELOITTE & TOUCHE LLP
     Portland, Oregon

     March 12, 1997

                       Fred Meyer, Inc. and Subsidiaries                      31

                         PART I - FINANCIAL INFORMATION

                        FRED MEYER, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                 (In thousands)
                                   (Unaudited)

                                                                                 May 24,         February 1,
                                                                                   1997                1997
                                                                             ----------          ----------
                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents..............................................   $   64,152          $   48,769
   Receivables-net........................................................       25,265              23,729
   Inventories............................................................      624,356             604,910
   Prepaid expenses and other.............................................       32,911              43,149
   Current portion of deferred taxes.....................................        17,226              17,226
                                                                             ----------          ----------
      Total current assets...............................................       763,910             737,783
                                                                             ----------          ----------

PROPERTY AND EQUIPMENT-NET................................................      997,995             929,765
                                                                             ----------          ----------

OTHER ASSETS..............................................................       25,989              24,472
                                                                             ----------          ----------

         TOTAL...........................................................    $1,787,894          $1,692,020
                                                                             ==========          ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable and outstanding checks................................   $  430,632          $  398,430
   Current portion of long-term debt
      and lease obligations...............................................        1,038               1,038
   Income taxes payable...................................................        7,077               5,115
   Accrued expenses and other.............................................      103,461              99,998
                                                                             ----------          ----------
      Total current liabilities...........................................      542,208             504,581
                                                                             ----------          ----------

LONG-TERM DEBT AND MORTGAGES..............................................      558,089             521,512
                                                                             ----------          ----------

CAPITAL LEASE OBLIGATIONS.................................................       13,182              13,227
                                                                             ----------          ----------

DEFERRED LEASE TRANSACTIONS...............................................       41,547              46,318
                                                                             ----------          ----------

DEFERRED INCOME TAXES.....................................................       35,176              35,176
                                                                             ----------          ----------

OTHER LONG-TERM LIABILITIES...............................................        5,555               5,302
                                                                             ----------          ----------

STOCKHOLDERS' EQUITY
   Common stock...........................................................          291                 287
   Additional paid-in capital.............................................      215,722             203,314
   Retained earnings......................................................      447,381             434,122
   Treasury stock.........................................................      (69,781)            (69,773)
   Notes receivable from officers.........................................         (695)             (1,394)
   Unearned compensation..................................................         (781)               (652)
                                                                             ----------          ----------
      Total stockholders' equity..........................................      592,137             565,904
                                                                             ----------          ----------

         TOTAL............................................................   $1,787,894          $1,692,020
                                                                             ==========          ==========


                 See notes to consolidated financial statements.

                        FRED MEYER, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (In thousands, except per share amounts)
                                   (Unaudited)



                                                                                     16 Weeks Ended
                                                                             ------------------------------
                                                                                 May 24,             May 25,
                                                                                   1997                1996
                                                                             ----------          ----------
NET SALES..................................................................  $1,193,936          $1,040,028
COST OF MERCHANDISE SOLD...................................................     838,515             737,956
                                                                             ----------          ----------

GROSS MARGIN...............................................................     355,421             302,072
OPERATING AND ADMINISTRATIVE EXPENSES......................................     320,428             273,736
                                                                             ----------          ----------

INCOME FROM OPERATIONS.....................................................      34,993              28,336
INTEREST EXPENSE-NET.......................................................      13,607              13,104
                                                                             ----------          ----------

INCOME BEFORE INCOME TAXES.................................................      21,386              15,232
PROVISION FOR INCOME TAXES.................................................       8,127               5,788
                                                                             ----------          ----------

NET INCOME.................................................................  $   13,259          $    9,444
                                                                             ==========          ==========

EARNINGS PER COMMON SHARE..................................................        $.48                $.33
                                                                                   ====                ====

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING...............................................      27,817              28,539
                                                                                 ======              ======



                 See notes to consolidated financial statements.

                        FRED MEYER, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)
                                   (Unaudited)

                                                                                   16 Weeks Ended
                                                                             ----------------------------
                                                                               May 24,             May 25,
                                                                                 1997                1996
                                                                             --------             -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income.............................................................   $ 13,259             $ 9,444
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation and amortization of
         property and equipment...........................................     38,172              35,322
      Amortization of goodwill............................................         95                  95
      Deferred lease transactions.........................................     (4,771)               (860)
      Other liabilities...................................................        253                (430)
      Income taxes........................................................      1,961                (269)
      Inventories.........................................................    (19,446)            (38,454)
      Other current assets................................................      7,669               3,781
      Accounts payable and accrued expenses...............................     32,042              65,719
      Other...............................................................        144              (6,203)
                                                                             --------             -------

   Net cash provided by operating activities..............................     69,378              68,145
                                                                             --------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock-net...........................................     12,227                 151
   Increase (decrease) in outstanding checks..............................      3,622              (1,136)
   Increase in notes receivable...........................................       (139)               (273)
   Long-term financing:
      Borrowings..........................................................     36,845                 ---
      Repayments..........................................................       (313)            (39,632)
                                                                             --------             -------

   Net cash provided by (used for)
      financing activities................................................     52,242             (40,890)
                                                                             --------             -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment....................................   (111,702)            (36,131)
   Net proceeds from sale of real property................................      5,465               5,827
                                                                             --------             -------

   Net cash used for investing activities.................................   (106,237)            (30,304)
                                                                             --------             -------

CASH AND CASH EQUIVALENTS:
   Net increase (decrease) for the period.................................     15,383              (3,049)
   Beginning of period....................................................     48,769              41,849
                                                                             --------             -------

   End of period..........................................................   $ 64,152             $38,800
                                                                             ========             =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
      Interest............................................................    $13,117             $12,510
      Income taxes........................................................      3,013               6,038


                 See notes to consolidated financial statements.

                        FRED MEYER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    Interim Reporting Periods
      -------------------------
      The Company's interim reporting periods for reports to stockholders are the 16th, 28th, and 40th weeks of its fiscal year.

2.    Inventories
      -----------
      Inventories consist mainly of merchandise held for sale. Substantially all of the inventories are valued at the lower of last-in, first-out (LIFO) cost or market. Estimated gross margins have been used for determining the cost of merchandise sold for those operating departments not taking physical inventories at the end of the interim periods.

3.    Income Taxes
      ------------
      Income taxes have been provided for based upon the current estimate of the Company's annual effective tax rate.

4.    Stockholders' Equity
      --------------------
      Changes in stockholders' equity for the sixteen weeks ended May 24, 1997 were:
                                                              (In thousands)
                                                              --------------
       Stockholders' equity, February 1, 1997                   $567,298
       Issuance of common stock - net                             12,404
       Unearned compensation                                        (177)
       Amortization of unearned compensation                          48
       Net income                                                 13,259
                                                                --------
       Stockholders' equity, May 24, 1997                       $592,832
                                                                ========

5.    Earnings Per Common Share
      -------------------------
      Fully diluted earnings per common share are computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. Weighted average shares reflect the dilutive effect of outstanding stock options (ranging in exercise price from $12.125 to $41.25 per share) which was determined by using the "treasury stock" method.

      In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, which establishes new standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement, and requires additional disclosures regarding EPS. SFAS No. 128 will require changes in the computation and presentation of the Company's EPS commencing with the financial statements for the year ending January 31, 1998 and require restatement of all prior periods presented. Earlier application of this statement is not permitted. However, if the Company computed its EPS for the 16 weeks ended May 24, 1997 in a manner consistent with SFAS No. 128, the pro forma amounts would have been as follows:

           Basic earnings per share                                 $.50
           Diluted earnings per share                               $.48
           Basic weighted average number of common shares
                outstanding to the nearest thousand               26,525
           Diluted weighted average number of common and
                common equivalent shares outstanding to
                the nearest thousand                              27,628

6.    Commitments and Contingencies
      -----------------------------
      The Company and its subsidiaries are parties to various legal claims, actions, and complaints, certain of which involve material amounts. Although the Company is unable to predict with certainty whether or not it will ultimately be successful in these legal proceedings or, if not, what the impact might be, management presently believes that disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or consolidated results of operations.

                                 ---------------

The financial information furnished in this Form 10-Q reflects all adjustments of a normal recurring nature which, in the opinion of management, are necessary for a fair presentation of the results for the 16 weeks ended May 24, 1997 and May 25, 1996.

The consolidated results of operations presented herein are not necessarily indicative of the results to be expected for the year due to the seasonality of the Company's business. These consolidated financial statements should be read in conjunction with the financial statements and related notes incorporated by reference in the Company's latest annual report filed on Form 10-K.